Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

CAMDEN NATIONAL CORPORATION

and

UNION BANKSHARES COMPANY

Dated as of August 13, 2007

TABLE OF CONTENTS

ARTICLE I - THE MERGERS		1
1.1	The Merger	1
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Closing	2
1.5	Articles of Incorporation and Bylaws	2
1.6	Directors of the Surviving Corporation	2
1.7	Officers of the Surviving Corporation	2
1.8	Company Bank Advisory Board	2
1.9	Tax Consequences	3
1.10	Bank Merger	3

ARTICLE II - MERGER CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES		3
2.1	Merger Consideration	3
2.2	Rights as Shareholders; Stock Transfers	4
2.3	Fractional Shares	4
2.4	Election Procedures	4
2.5	Exchange Procedures	6
2.6	Anti-Dilution Provisions	8
2.7	Employee Stock Plan	9
2.8	Dividend Reinvestment and Stock Purchase Plan	9

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9
3.1	Making of Representations and Warranties	9
3.2	Organization, Standing and Authority	9
3.3	Capitalization	10
3.4	Subsidiaries	10
3.5	Corporate Power	11
3.6	Corporate Authority	11
3.7	Non-Contravention	11
3.8	Articles of Incorporation; Bylaws; Corporate Records	12
3.9	Compliance with Laws	12
3.10	Litigation; Regulatory Action	13
3.11	SEC Documents; Financial Reports; and Regulatory Reports	13
3.12	Absence of Certain Changes or Events	15
3.13	Taxes and Tax Returns	15
3.14	Employee Benefit Plans	17
3.15	Labor Matters	20
3.16	Insurance	21
3.17	Environmental Matters	21
3.18	Intellectual Property	22
3.19	Material Agreements; Defaults	22
3.20	Property and Leases	23
3.21	Inapplicability of Takeover Laws	24

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3.22	Regulatory Capitalization	24
3.23	Loans; Nonperforming and Classified Assets	24
3.24	Trust Business; Administration of Fiduciary Accounts	25
3.25	Investment Management and Related Activities	25
3.26	Derivative Transactions	25
3.27	Repurchase Agreements	26
3.28	Deposit Insurance	26
3.29	CRA, Anti-money Laundering and Customer Information Security	26
3.30	Transactions with Affiliates	27
3.31	Brokers; Fairness Opinion	27
3.32	Disclosure	27

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER		27
4.1	Making of Representations and Warranties	27
4.2	Organization, Standing and Authority	28
4.3	Capitalization	28
4.4	Corporate Power	28
4.5	Corporate Authority	28
4.6	Non-Contravention	29
4.7	Articles of Incorporation; Bylaws	29
4.8	Compliance with Laws	29
4.9	Litigation	30
4.10	SEC Documents; Financial Reports; and Regulatory Reports	30
4.11	Absence of Certain Changes or Events	31
4.12	Tax Treatment	32
4.13	Employee Benefit Plans	32
4.14	Regulatory Capitalization	32
4.15	CRA, Anti-money Laundering and Customer Information Security	32
4.16	Brokers	33
4.17	Deposit Insurance	33
4.18	Sufficient Funds	33
4.19	Disclosure	33

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS		33
5.1	Company Forbearances	33
5.2	Buyer Forbearances	36

ARTICLE VI - ADDITIONAL AGREEMENTS		36
6.1	Reasonable Best Efforts	36
6.2	Shareholder Approval	37
6.3	Registration Statement	37
6.4	Press Releases	38
6.5	Access; Information	38
6.6	No Solicitation	39
6.7	Affiliate Agreements	42
6.8	Takeover Laws	42
6.9	Shares Listed	42

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6.10	Regulatory Applications; Filings; Consents	42
6.11	Indemnification; Directors’ and Officers’ Insurance	43
6.12	Employees and Benefit Plans	44
6.13	Notification of Certain Matters	45
6.14	Confidentiality Agreement	45
6.15	Section 16 Votes	45
6.16	Other Actions	45

ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER		45
7.1	Conditions to Each Party’s Obligations to Effect the Merger	45
7.2	Conditions to the Obligations of Buyer	46
7.3	Conditions to the Obligations of the Company	47

ARTICLE VIII - TERMINATION		47
8.1	Termination	47
8.2	Effect of Termination and Abandonment	48

ARTICLE IX - MISCELLANEOUS		50
9.1	Survival	50
9.2	Certain Definitions	50
9.3	Waiver; Amendment	56
9.4	Expenses	56
9.5	Notices	56
9.6	Understanding; No Third Party Beneficiaries	57
9.7	Assignability; Binding Effect	57
9.8	Headings; Interpretation	57
9.9	Counterparts	58
9.10	Governing Law	58

EXHIBIT A	-	Bank Merger Agreement
EXHIBIT B	-	Form of Affiliate Letter Addressed to Buyer

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AGREEMENT AND PLAN OF MERGER, dated as of August 13, 2007 (this “Agreement”), by and between Camden National Corporation, a Maine corporation (“Buyer”), and Union Bankshares Company, a Maine corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into Buyer, with Buyer being the surviving corporation and continuing its corporate existence under the laws of the State of Maine (the “Merger”);

WHEREAS, promptly following the Effective Time of the Merger, Buyer’s wholly-owned subsidiary, Union Trust Company (“Buyer Bank”) shall be merged into Company’s wholly-owned subsidiary, Camden National Bank (“Company Bank”) (the “Bank Merger”) in accordance with the Agreement and Plan of Merger attached as Exhibit A hereto (the “Bank Merger Agreement”);

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors and executive officers of the Company (the “Voting Agreement Shareholders”) has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each a “Voting Agreement”), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder’s shares of common stock, par value $12.50 per share, of the Company (“Company Common Stock”) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - THE MERGERS

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maine Business Corporation Act (the “MBCA”), and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence under the laws of the State of Maine (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”).

1.2 Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall execute and file with the Secretary of State of the State of Maine, articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the MBCA. The Merger shall become effective at the time and on the date of such filing or at the time and on the date specified therein (the “Effective Time”).

1.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the MBCA.

1.4 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109 on a date to be specified by the parties, which shall be no later than five (5) Business Days (as defined in Section 9.2) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the “Closing Date.” Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

1.5 Articles of Incorporation and Bylaws. The Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

1.6 Directors of the Surviving Corporation. The directors of Buyer immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The number of persons constituting the Board of Directors of the Surviving Corporation shall be increased by one member and one member of the Board of Directors of the Company to be selected by Buyer shall be appointed to the Board of Directors of the Surviving Corporation.

1.7 Officers of the Surviving Corporation. The officers of Buyer immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.8 Company Bank Advisory Board. Buyer shall establish an advisory board (the “Advisory Board”), which shall operate pursuant to a written charter consistent with this Section 1.8 and which shall meet quarterly. The Board of Directors of the Company Bank immediately prior to the Effective Time shall be invited to serve as members of such Advisory Board. Each member of the Advisory Board shall receive a fee of $250 per meeting and shall serve until at least the second anniversary of the Effective Date and the election and qualification of their successors.

1.9 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that the Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10 Bank Merger.

(a) On the Effective Date and promptly following the Effective Time in accordance with the Bank Merger Agreement, Company Bank shall be merged with and into Buyer Bank and (i) all the assets, property, rights, privileges, powers and franchises of Company Bank and Buyer Bank shall vest in Buyer Bank (“New Bank”), (ii) all debts, liabilities, obligations, restrictions, disabilities and duties of Company Bank and Buyer Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of New Bank and (iii) notwithstanding the foregoing, thereafter the former offices of Company Bank located in Hancock and Washington counties shall be operated by New Bank as a separate division under the name “Union Trust, a division of Camden National Bank” for a minimum of twelve (12) months.

(b) The Bank Merger shall be implemented pursuant to the Bank Merger Agreement. In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished promptly following the date hereof: (i) the Company, as the sole shareholder of Company Bank, shall approve the Bank Merger Agreement, and the Company shall cause Company Bank to execute and deliver the Bank Merger Agreement to Buyer and (ii) Buyer, as the sole shareholder of Buyer Bank, shall approve the Bank Merger Agreement, and Buyer shall cause Buyer Bank to execute and deliver the Bank Merger Agreement to the Company.

(c) The former offices of Company Bank located within Buyer Bank’s existing footprint will be operated under the name “Camden National Bank.” The number of persons constituting the Board of Directors of New Bank shall be increased by two members, one of whom shall be Peter Blyberg, who shall be appointed Vice Chairman of the Board.

ARTICLE II - MERGER CONSIDERATION;

ELECTION AND EXCHANGE PROCEDURES

2.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company or any shareholder of the Company:

(a) Each share of common stock, no par value per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock held by Buyer immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 2.4 either: (i) $68.00 in cash (the “Cash Consideration”); or (ii) 1.9106 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

2.2 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with Sections 2.1(c) and 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the last sale prices of Buyer Common Stock, as reported on The American Stock Exchange (“AMEX”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five (5) AMEX trading days immediately preceding the Closing Date, rounded to the nearest whole cent.

2.4 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the “Exchange Agent”)) in such form as the Company and Buyer shall mutually agree (the “Election Form”), shall be mailed no more than forty (40) and no less than twenty (20) Business Days prior to the anticipated Election Deadline (the “Mailing Date”) to each holder of record of Company Common Stock. Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided that, notwithstanding any other provision of this Agreement, sixty percent (60%) of the total number of shares of Company

Common Stock issued and outstanding immediately prior to the Effective Time (the “Stock Conversion Number”), shall be converted into the Stock Consideration and forty percent (40%) of such shares of Company Common Stock shall be converted into the Cash Consideration. A record holder acting in different capacities or acting on behalf of other Persons (as defined in Section 9.2) in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(b) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on a date no later than the 5th Business Day prior to the Closing Date to be mutually agreed upon by the parties (which date shall be publicly announced by Buyer as soon as practicable prior to such date) (the “Election Deadline”), accompanied by the Certificates as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to the Company. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Buyer and the Company that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c) The allocation among the holders of shares of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as follows:

(i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.3 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.3 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.3 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

2.5 Exchange Procedures.

(a) On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock) (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable, but in any event no later than ten (10) Business Days following the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1, 2.3 and 2.4 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.5(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1, 2.3 and 2.4 and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 2.5. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions payable to holders of Certificates.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.5. After the surrender of a Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.5, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of the Company who have not theretofore complied with Section 2.5(b) shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

2.6 Anti-Dilution Provisions. In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards.

2.7 Employee Stock Plan. Prior to the Effective Time, the Company’s Employee Stock Plan shall terminate and all outstanding accumulated payroll deductions thereunder shall be returned, without interest, to the participating employees and any Company Common Stock purchased for such participating employees shall be distributed to such employees.

2.8 Dividend Reinvestment and Stock Purchase Plan. The Company shall take all actions necessary to freeze its Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “DRIP”) as soon as possible after the date of this Agreement, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Entity or the Company or Buyer as a result of such purchase or the exercise of such rights at or after such date. The Company shall terminate the DRIP prior to the Closing Date.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1 Making of Representations and Warranties.

(a) As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III.

(b) On or prior to the date hereof, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 3.1(c).

(c) No representation or warranty of the Company contained in this Article III shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in Section 9.2); provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.3, 3.4(a), 3.4(b), 3.5 and 3.6, Section 3.13(f), the first two sentences of Section 3.2, and the last sentence of Section 3.14(f), which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

3.2 Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. The Company is duly registered as a bank holding company which has not elected financial holding company status under the Bank Holding Company Act of 1956, as amended (“BHCA”), and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of 10,000,000 shares of Company Common Stock, of which 1,066,772 shares were issued and outstanding, and no shares were held, directly or indirectly, by the Company as treasury stock. The outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Except as set forth on Schedule 3.3 of the Company Disclosure Schedule, there are no additional shares of the Company’s capital stock authorized or reserved for issuance (including pursuant to any stock option plan), the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights.

(b) Except as set forth on Schedule 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (as defined in Section 9.2) of the Company.

3.4 Subsidiaries.

(a) (i) Schedule 3.4 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) except as set forth on Schedule 3.4 of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities and (vi) all of the equity of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b) Except as set forth on Schedule 3.4 of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4 of the Company Disclosure Schedule.

3.5 Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

3.6 Corporate Authority. This Agreement and the transactions contemplated hereby, subject to approval by the holders of sixty percent (60%) of the shares of Company Common Stock outstanding and entitled to vote thereon, have been authorized by all necessary corporate action of the Company and the Board of Directors of the Company (the “Company Board”). The Company Board (i) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (ii) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The affirmative vote of the holders of a sixty percent (60%) of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of any class of capital stock of the Company required by the MBCA, the Articles of Incorporation of the Company or the Bylaws of the Company to approve this Agreement and the transactions contemplated hereby. In accordance with the applicable provisions of the MBCA, the shareholders of the Company are not entitled to appraisal or dissenters’ rights in connection with any of the transactions contemplated hereby.

3.7 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals (as defined in Section 9.2), and the required filings under federal and state securities laws, and except as set forth on Schedule 3.7 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority (as defined in Section 9.2) under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, the Company is not aware of any reasons relating to the Company or the Company Bank (including, without limitation, Community Reinvestment Act compliance or the USA PATRIOT Act) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

3.8 Articles of Incorporation; Bylaws; Corporate Records. The Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Articles of Incorporation or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held, and complete and accurate records of all other corporate actions of their respective shareholders and boards of directors (including committees of their respective boards of directors).

3.9 Compliance with Laws. Each of the Company and its Subsidiaries:

(a) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened;

(c) has received, since December 31, 2001, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the knowledge of the Company, do any grounds for any of the foregoing exist) or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely; and

(d) has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate

Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable collection practices in seeking payment under any loan or credit extension of such entity. In addition, there is no pending or, to the knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

3.10 Litigation; Regulatory Action.

(a) No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such litigation, claim, suit, investigation or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Federal Deposit Insurance Corporation (“FDIC”), and the Maine Superintendent of Banks) or the supervision or regulation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2003, a recipient of any supervisory letter from, or since January 1, 2003, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither the Company nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or is aware of any facts which could give rise to the issuance by any Governmental Authority or is aware that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

3.11 SEC Documents; Financial Reports; and Regulatory Reports.

(a) Except as set forth on Schedule 3.11 of the Company Disclosure Schedule, the Company’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2006 (the “Company 2006 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by the Company or any of its Subsidiaries subsequent to December 31, 2001 under the Securities

Act (as defined in Section 9.2), or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (as defined in Section 9.2) (collectively, the “Company SEC Documents”), with the Securities and Exchange Commission (“SEC”), and all of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP (as defined in Section 9.2) consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of the Company and its Subsidiaries (the “Company Balance Sheet”) contained in the Company 2006 Form 10-K and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2006, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of the OTC Bulletin Board. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) Since December 31, 2001, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Maine Superintendent of Banks and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations.

3.12 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2006, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, no fact or condition exists which is reasonably likely to cause a Company Material Adverse Effect in the future, (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent accountants, (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $125,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (vi) any material election made by the Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

3.13 Taxes and Tax Returns.

Except as set forth on Schedule 3.13 of the Company Disclosure Schedule;

(a) The Company and each of its Subsidiaries have timely filed in correct form all Tax Returns (as defined in Section 9.2) that were required to be filed by any of them, and have paid all Taxes (as defined in Section 9.2) owed by them (whether or not shown as due on any Tax Returns).

(b) No assessment that has not been settled or otherwise resolved has been made with respect to Taxes, other than such additional Taxes as are being contested in good faith and which are described on Schedule 3.13 of the Company Disclosure Schedule. The Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (“IRS”) or other taxing authority, as applicable, for all years through December 31, 2003 (or the statute of limitations has closed without examination) and any liability with respect thereto has been satisfied. There are no disputes pending or written claims asserted for Taxes or assessments upon either the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested to give, or has given, any currently effective waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against the Company or any of its Subsidiaries. To the knowledge of the Company, no Tax Return of the Company or any of its Subsidiaries is now under examination by any applicable taxing authority. There are no Liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(c) Adequate provision has been made on the Company Balance Sheet for all Taxes of the Company and its Subsidiaries in respect of all periods through the date hereof. In addition, (A) proper and accurate amounts have been withheld by the Company and its Subsidiaries from their respective employees, shareholders, depositors and payees for all periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, county and local laws; (B) federal, state, county and local returns which are accurate and complete in all material respects have been filed by the Company and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, and information reporting (including IRS Forms 1098 and 1099) and backup and nonresident withholding; (C) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by the Company in its consolidated financial statements included in the Company 2006 Form 10-K, or, with respect to returns filed after the date hereof, will be so paid or provided for in the consolidated financial statements of the Company for the period covered by such returns and (D) except for such failures as collectively would not be a Company Material Adverse Effect, the Company and its Subsidiaries have timely and properly taken such actions in response to and in compliance with notices from the Internal Revenue Service in respect of information reporting and backup and nonresident withholding as are required by law, including the notation in its records of any B notices or C notices received with respect to any customers, shareholders, or payees. Further, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice. The Company has made available to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, or any of its Subsidiaries filed or received since December 31, 2003.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any Person or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(e) Neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which the Company was the parent.

(f) Neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that will not be deductible under Code Section 162(m) or Code Section 280G.

(g) No property of the Company or any of its Subsidiaries is property that is or will be required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax exempt use property” within the meaning of Section 168(h) of the Code. Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither the Company nor any of its Subsidiaries is a party to a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(h) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) closing agreement as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

(j) As of the date hereof, the Company is aware of no reason why the Merger will fail to qualify as a “reorganization” under Section 368(a) of the Code.

3.14 Employee Benefit Plans.

(a) Schedule 3.14 of the Company Disclosure Schedule sets forth a list of every Employee Program (as defined below) that has been maintained by the Company or an ERISA Affiliate (as defined below) at any time during the six-year period ending on the Closing Date.

(b) Each Employee Program which has ever been maintained by the Company or an ERISA Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program’s assets were distributed). No event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including, without limitation, Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c) Neither the Company nor any ERISA Affiliate knows, nor should any of them reasonably know, of any failure of any party to comply in all material respects with any laws applicable with respect to the Employee Programs that have ever been maintained by the Company or any ERISA Affiliate. With respect to any Employee Program ever maintained by the Company or any ERISA Affiliate, there has been no (i) “prohibited transaction,” as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Code Section 4975, (ii) failure to comply in all material respects with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any ERISA Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or Taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s knowledge, threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the Company or any ERISA Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 3.14 of the Company Disclosure Schedule).

(d) Neither the Company nor any ERISA Affiliate has ever maintained any Employee Program which has been subject to Title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan (as defined below). Except as described in Schedule 3.14 of the Company Disclosure Schedule, no Employee Program maintained by the Company or any ERISA Affiliate and subject to Title IV of ERISA (other than a Multiemployer Plan) has any “unfunded benefit liabilities” within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. Except as described in Schedule 3.14 of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has ever maintained a Multiemployer Plan. Except as described in Schedule 3.14 of the Company Disclosure Schedule, none of the Employee Programs ever maintained by the Company or any ERISA Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

(e) With respect to each Employee Program maintained by the Company within the six (6) years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been made available to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the six most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the six most recent actuarial valuation reports completed with respect to such

Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law; and (viii) all correspondence to and from any state or federal agency within the last six (6) years with respect to such Employee Program.

(f) Except as described in Schedule 3.14 of the Company Disclosure Schedule, each Employee Program required to be listed on Schedule 3.14 of the Company Disclosure Schedule may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Employee Program. Except as described in Schedule 3.14 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries.

(g) Each Employee Program ever maintained by the Company (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act and/or state “blue sky” laws.

(h) Each Employee Program ever maintained by the Company or an ERISA Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women’s Health and Cancer Rights Act of 1998.

(i) Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, no Employee Program is a nonqualified deferred compensation plan, as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder (a “409A Plan”). Each 409A Plan has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, the proposed and final regulations issued thereunder and IRS Notices 2005-1 and 2006-79. Each 409A Plan complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or to the knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j) For purposes of this Section 3.14:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to

ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including, without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors, including, without limitation, any employment agreements, severance agreements, change in control agreements or similar agreements. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(iii) An entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

(iv) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.15 Labor Matters. The Company and its Subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the knowledge of the Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

3.16 Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof. All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.17 Environmental Matters.

(a) Except as disclosed on Schedule 3.17 of the Company Disclosure Schedule, each of the Company and its Subsidiaries and each property owned by any of them (the “Owned Property”) and, to the knowledge of the Company, the Loan Properties (as hereinafter defined), are, and have been, in compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the Environmental Protection Agency or state and local agencies with jurisdiction over pollution or protection of the Environment (as defined below).

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries, or any Owned Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (B) relating to the release into or presence in the Environment (as defined below) of any Hazardous Materials (as defined below) or Oil (as defined below) at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

(c) To the knowledge of the Company, there is no suit, claim, action or proceeding pending or threatened, before any Governmental Authority or other forum in which any Loan Property (as defined below) has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (B) relating to the release into or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property.

(d) Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any Loan Property, has received any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.17 could reasonably be based. No facts or circumstances have come to the Company’s attention which have caused it to believe that a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.17 could reasonably be expected to occur.

(e) During the period of (i) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current properties or (ii) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, to the knowledge of the Company, there has been no release or presence of Hazardous Material or Oil in, on, under or affecting such property or Loan Property. To the knowledge of the Company, prior to the period of (A) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current properties or any previously owned or operated properties, or (B) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property or Loan Property.

(f) Neither the Company nor any of its Subsidiaries is an owner or operator of any Loan Property and there are no Participation Facilities (as defined below).

(g) The following definitions apply for purposes of this Section 3.17: (A) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term means the owner or operator of such property; (B) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates or has participated in the management and, where required by the context, said term means the owner or operator of such property; (C) “Hazardous Material” means any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any other federal, state, or local environmental law, regulation or requirement; (D) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other federal, state, or local environmental law, regulation or requirement; and (E) “Environment” means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium.

3.18 Intellectual Property. The Company or its Subsidiaries owns or possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their businesses (the “Company Intellectual Property”), each without payment, and neither the Company nor any of its Subsidiaries has received any notice of infringement or conflict with respect thereto that asserts the rights of others, nor does the Company have knowledge of any such infringement or conflict. The Company and its Subsidiaries have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to the Company Intellectual Property.

3.19 Material Agreements; Defaults.

(a) Except as set forth on Schedule 3.19 of the Company Disclosure Schedule or the index of exhibits in the Company 2006 Form 10-K, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by (i) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Company; (ii) any written (or oral) agreement, arrangement, or commitment relating to the employment, including, without limitation, engagement as a consultant of any Person, or the election or retention in office or severance of any present or former director or officer of the Company or any of its Subsidiaries; (iii) any contract, agreement, or understanding with any labor union; (iv) any agreement by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof; (v) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company as of the date hereof that has not been filed as an exhibit to the Company 2006 Form 10-K; (vi) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer or employee thereof; (vii) any agreement, arrangement or commitment (whether written or oral) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice involving the payment of in excess of $50,000 per annum individually or $125,000 in the aggregate; (viii) any agreement, arrangement or commitment (whether written or oral) which restricts the conduct of any line of business by the Company or any of its Subsidiaries; or (ix) any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.19(a), whether or not set forth on Schedule 3.19 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b) Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.20 Property and Leases.

(a) Except as set forth on Schedule 3.20 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to all the real property and all other property owned by it and included in the most recent balance sheet in the Company SEC Documents, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of the Company Balance Sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and (v) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity.

(b) Each lease of real property to which the Company or any of its Subsidiaries is a party requiring rental payments in excess of $50,000 during the period of the lease, and all amendments and modifications thereto, is in full force and effect, and there exists no default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, except for such breaches and defaults which, individually or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by such lease.

3.21 Inapplicability of Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”), if any, of the State of Maine.

3.22 Regulatory Capitalization. The Company Bank is, and immediately prior to the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. The Company is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

3.23 Loans; Nonperforming and Classified Assets.

(a) Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, “Loans”), on the Company’s or any of its Subsidiaries’ books and records, was made and has been serviced in accordance with the Company’s lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles. The Company has previously made available to Buyer complete and correct copies of its lending policies. The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Company SEC Documents and financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(b) Schedule 3.23 of the Company Disclosure Schedule discloses as of June 30, 2007: (A) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the knowledge of the Company, in default of any other provision thereof; (B) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a

Governmental Authority (the “Classified Loans”); (C) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of the Company, or to the knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectibility or present other unfavorable features.

(c) The Company shall promptly after the end of each quarter after the date hereof and upon Closing inform Buyer of the amount of Loans subject to each type of classification of the Classified Loans.

3.24 Trust Business; Administration of Fiduciary Accounts. The Company Bank (i) has been duly appointed to all fiduciary or representative capacities it holds with respect to the Trust Business (as defined below) and all such appointments are currently in effect, and (ii) has all authorizations, approvals, licenses and permits necessary for the conduct of its Trust Business. The Company Bank has properly administered the accounts for which it acts as a fiduciary, including, without limitation, to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. To the knowledge of the Company, neither the Company nor any of its Subsidiaries and none of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account. For purposes of this Section 3.24, “Trust Business” shall mean the trusts, executorships, administrations, guardianships, conservatorships, and other representative capacities at the Company Bank’s banking and trust offices.

3.25 Investment Management and Related Activities. None of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

3.26 Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.26, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.27 Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.28 Deposit Insurance. The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, and each Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Company, threatened.

3.29 CRA, Anti-money Laundering and Customer Information Security. Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and the Company is not aware of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because the Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2006, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of the Company Bank has adopted and the Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any

Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder; or (iv) to be deemed not to be in compliance with the Fair and Accurate Credit Transactions Act of 2003 (“FACTA”) and the regulations promulgated thereunder.

3.30 Transactions with Affiliates. Except as set forth in Schedule 3.30 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder, director, employee or Affiliate (as defined in Section 9.2) of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Except as set forth in Schedule 3.30 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

3.31 Brokers; Fairness Opinion. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Stifel, Nicolaus & Company, Incorporated (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Company has received the opinion of the Financial Advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair from a financial point of view to such shareholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement/Prospectus (as defined in Section 6.3(a)).

3.32 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Company Disclosure Schedule and, including, without limitation, the Company SEC Documents as the same may be updated as of the date hereof, furnished to Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Making of Representations and Warranties.

(a) As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes to the Company the representations and warranties contained in this Article IV.

(b) On or prior to the date hereof, Buyer has delivered to the Company a schedule (the “Buyer Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that no such item is required to be set forth on the Buyer Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 4.1(c).

(c) No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Buyer Material Adverse Effect (as defined in Section 9.2); provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.3, 4.4 and 4.5 and the first two sentences of Section 4.2, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. Buyer is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified.

4.3 Capitalization. As of the date hereof, the authorized capital stock of Buyer consists solely of 20,000,000 shares of Buyer Common Stock, of which 6,513,000 shares were issued and outstanding, no shares were held, directly or indirectly, by Buyer as treasury stock. The outstanding shares of Buyer’s capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and free of any preemptive or similar rights.

4.4 Corporate Power. Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

4.5 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the Board of Directors of Buyer (“Buyer Board”). Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

4.6 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws, and except as set forth on Schedule 4.6 of the Buyer Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Buyer’s Articles of Organization or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, Buyer is not aware of any reasons relating to Buyer or its Subsidiaries (including, without limitation, Community Reinvestment Act compliance or the USA PATRIOT Act) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

4.7 Articles of Incorporation; Bylaws. Buyer has made available to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, of Buyer and each of its Subsidiaries. Buyer is not in violation of any of the terms of its Articles of Incorporation or Bylaws. The minute books of Buyer and each of its Subsidiaries contain complete and accurate records of all meetings held, and complete and accurate records of all other corporate actions of their respective shareholders and boards of directors (including committees of their respective boards of directors).

4.8 Compliance with Laws. Each of Buyer and its Subsidiaries:

(a) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the knowledge of Buyer, no suspension or cancellation of any of them is threatened;

(c) has received, since December 31, 2001, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the knowledge of Buyer, do any grounds for any of the foregoing exist) or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely; and

(d) has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all Finance Laws, and with all applicable collection practices in seeking payment under any loan or credit extension of such entity. In addition, there is no pending or, to the knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

4.9 Litigation.. Except as set forth in Schedule 4.9 of the Buyer Disclosure Schedule:

(a) No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the knowledge of Buyer, no litigation, claim, suit, investigation or other proceeding has been threatened, and there are no facts which could reasonably give rise to such litigation, claim, suit investigation, or other proceeding.

(b) Neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries.

(c) Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or is aware of any facts which could give rise to the issuance by any Governmental Authority or is aware that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

4.10 SEC Documents; Financial Reports; and Regulatory Reports.

(a) Buyer’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2006 (the “Buyer 2006 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by Buyer or any of its Subsidiaries subsequent to December 31, 2001 under the Securities

Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Buyer SEC Documents”), with the SEC, and all of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of Buyer and its Subsidiaries contained in the Buyer 2006 Form 10-K and, except for liabilities reflected in Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2006, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of the AMEX. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(c) Since December 31, 2001, each of Buyer and Buyer Bank have duly filed with the FRB, the Office of the Comptrollers of the Currency (the “OCC”) and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations.

4.11 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Documents filed prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2006, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and to the knowledge of Buyer, no fact or condition exists which is reasonably likely to cause a Buyer Material Adverse Effect in the future.

4.12 Tax Treatment. As of the date hereof, Buyer is aware of no reason why the Merger will fail to qualify as a “reorganization” under Section 368(a) of the Code.

4.13 Employee Benefit Plans. Each Employee Program currently maintained by Buyer or an ERISA Affiliate has been administered in all material respects in accordance with the terms thereof and applicable law. Such Employee Programs which are “employee benefit plans” within the meaning of Section 3(3) of ERISA are in compliance in all material respects with ERISA, the Code and all other applicable laws. No outstanding stock options of Buyer provide for a deferral of compensation subject to Section 409A of the Code and all outstanding stock options of Buyer were granted with an exercise price equal to at least 100% of the fair market value of the underlying Buyer Common Stock on the date such option was granted based upon a reasonable valuation method.

4.14 Regulatory Capitalization. Buyer Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

4.15 CRA, Anti-money Laundering and Customer Information Security. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Buyer is not aware of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because Buyer Bank Home Mortgage Disclosure Act data for the year ended December 31, 2006, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the USA PATRIOT Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of each bank of Buyer has adopted and each such bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder; (iv) to be deemed not to be in compliance with FACTA and the regulations promulgated thereunder.

4.16 Brokers. No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Sandler, O’Neill & Partners, L.P.

4.17 Deposit Insurance. The deposits of the Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and the Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of buyer, threatened.

4.18 Sufficient Funds. Buyer has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including the payment of the aggregate Cash Consideration subject to the terms and conditions of this Agreement.

4.19 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Buyer Disclosure Schedule and, including, without limitation, the Buyer SEC Documents as the same may be updated as of the date hereof, furnished to the Company pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Company Forbearances. From the date hereof until the Effective Time, except as set forth in Schedule 5.1 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or, fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

(b) Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(c) Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of Company Common Stock other than (A) regular quarterly cash dividends on Company Common Stock in an amount not to exceed the rate payable on such Company Common Stock as of the date hereof, and (B) dividends from wholly-owned Subsidiaries to the Company or any wholly-owned subsidiary of the Company, as applicable or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger.

(d) Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, or grant any salary or wage increase, or increase any employee benefit (including incentive or bonus payments), except for (i) normal increases in compensation to employees (other than officers) in the ordinary course of business consistent with past practice; provided that the amount of any such increases in aggregate shall not exceed three percent (3%) of total compensation in the aggregate, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.19 of the Company Disclosure Schedule or (iv) the hiring of at-will employees at an annual rate of salary not to exceed $25,000 to fill vacancies that may arise from time to time in the ordinary course of business.

(e) Benefit Plans. Except as may be required by (i) applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14 of the Company Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

(g) Governing Documents. Amend its Articles of Incorporation or Bylaws (or equivalent documents).

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $250,000 in the aggregate.

(j) Contracts. Enter into or terminate any Company Material Contract or amend or modify in any material respect any of its existing Company Material Contracts.

(k) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party as of the date hereof or becomes a party after the date of this Agreement.

(l) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location.

(m) Derivative Transactions. Enter into any Derivative Transactions.

(n) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, brokered certificates of deposit and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(o) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any other debt security other than in the ordinary course of business consistent with past practice.

(p) Loans. Make any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice.

(q) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(r) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(s) Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

(t) Tax Issues. Other than with the cooperation of and in consultation with the Buyer, make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; provided that, for purposes of this subparagraph (t), “material” shall mean affecting or relating to $75,000 of taxable income.

(u) Adverse Actions. (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

(v) Agreements. Agree or commit to do anything prohibited by this Section 5.1.

5.2 Buyer Forbearances. From the date hereof until the Effective Time, except as set forth in the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to knowingly take any action that would, or would be reasonably likely to, (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Buyer agree to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, effecting all filings and obtaining (and cooperating with the other party hereto to obtain) any permit, consent, authorization, order or approval of, or any exemption by, any Governmental Authority (including, but not limited to, the Regulatory Approvals) and any other third party that is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the transactions contemplated hereby, and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger and the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other party hereto to that end.

6.2 Shareholder Approval.

(a) Following the execution of this Agreement, the Company shall take, in accordance with applicable law, applicable rules of the National Association of Securities Dealers, Inc. and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”).

(b) Subject to Section 6.6 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the MBCA, the Articles of Incorporation and Bylaws of the Company, and all other applicable legal requirements.

(c) Subject to Section 6.6 hereof, (i) the Company Board shall recommend that the Company’s shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (ii) the Proxy Statement/Prospectus shall include the Company Recommendation.

6.3 Registration Statement.

(a) Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use reasonable best efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Financial Advisor and the Company’s independent auditors in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to its shareholders.

(b) Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to shareholders and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

(c) Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.4 Press Releases. Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

6.5 Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, “Buyer Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws (other than reports or documents that the Company, or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or any Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) Buyer agrees to hold all information and documents obtained pursuant to this Section 6.5 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 9.2), as if it were the party receiving the confidential information as described therein). No investigation by Buyer of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement.

6.6 No Solicitation.

(a) The Company shall not and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its

Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.6(a), the Company may take any of the actions described in clause (ii) of Section 6.6(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.6; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law; (iii) the Company has provided Buyer with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) The Company shall promptly (and in any event within twenty-four (24) hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. The Company agrees that it shall keep Buyer informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.6(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.6(d), prior to the date of the Company Meeting, the Company Board may approve or recommend to the shareholders of the Company a Superior Proposal and withdraw, qualify or modify the Company Recommendation in connection therewith (a “Company Subsequent Determination”) after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.6) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that the Company proposes to accept) if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law, (ii) during the five (5) Business Day Period after receipt of the Notice of Superior Proposal by Buyer, the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.6(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Company Board shall not change the approval of the Company Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(f) Nothing contained in this Section 6.6 shall prohibit the Company or the Company Board from complying with the Company’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

6.7 Affiliate Agreements. Not later than the 15th calendar day prior to the mailing of the Proxy Statement, the Company shall deliver to Buyer, a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an “affiliate” of the Company within the meaning of Rule 145 promulgated under the Securities Act. The Company shall use its reasonable best efforts to cause each such person who may be deemed to be an “affiliate” of the Company within the meaning of Rule 145 to execute and deliver to Buyer on or before the date of mailing of the Proxy Statement a written agreement to comply with the requirements of Rule 145 in connection with the sale or other transfer of Buyer Common Stock received in the Merger, in the form attached hereto as Exhibit B.

6.8 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.9 Shares Listed. Prior to the Effective Time, Buyer shall use its reasonable best efforts to obtain approval for listing on the AMEX, the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.

6.10 Regulatory Applications; Filings; Consents. Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (c) to cause the Merger to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental

Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Provided the Company has cooperated as required above, Buyer agrees to file the requisite applications to be filed by it with the FRB, OCC, FDIC, the Maine Superintendent of Banks and the Governmental Authorities of the states in which Buyer, the Company and their respective Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Articles of Incorporation or Bylaws or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof (including, without limitation, the right to the advancement of expenses) with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than $75,000 (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.12 Employees and Benefit Plans.

(a) From and after the Effective Time, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the “Company Employees”) with at least the types and levels of employee benefits (including employee contribution levels) comparable in the aggregate to those maintained by Buyer for similarly-situated employees of Buyer. Notwithstanding the preceding sentence, at Buyer’s option, the Company Employees may remain insured under the Company’s current group medical plan until the plan year end. Buyer will treat, and cause its applicable benefit plans to treat, the service of the Company Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual under any defined benefit plan (including minimum pension amount) attributable to any period before the Effective Time. Without limiting the foregoing, but subject to the terms and conditions of Buyer’s health and similar plans, Buyer shall not treat any employee of the Company or any of its Subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries, and any deductibles, co-payments or out-of-pocket expenses paid under any of the Company’s or any of its Subsidiaries’ health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under Buyer’s health plans upon delivery to Buyer of appropriate documentation. Buyer will make appropriate arrangements with its insurance carrier(s) to ensure such result.

(b) Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company.

(c) At and following the Effective Time, Buyer agrees to honor the severance guidelines attached as Schedule 6.12(c) of the Company Disclosure Schedules in connection with the termination of employment of any Company Employee not covered by a change in control agreement, in such amounts, at such times and upon such conditions as set forth on said Schedule 6.12(c).

(d) At and following the Effective Time, Buyer agrees to honor, in accordance with their terms and in the amounts specified on Schedule 6.12(d) of the Company Disclosure Schedules, the obligations of the Company under the change in control agreements described on said Schedule, except as otherwise may be agreed to by the parties thereto.

(e) Notwithstanding anything else contained herein to the contrary, nothing in this Section 6.12 shall be construed to create any third party beneficiary rights in any Person who is not a party to this Agreement.

6.13 Notification of Certain Matters. Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Buyer Material Adverse Effect or Company Material Adverse Effect, respectively, or (b) notwithstanding the standards set forth in Section 3.1(c) or 4.1(c), as applicable, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement

6.14 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.

6.15 Section 16 Votes. Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to Section 16 of the Exchange Act.

6.16 Other Actions. Prior to Closing, the Company shall take reasonable best efforts to sell the deposits and assign the lease for the property located at 3 Glen Street, Rockland, Maine and the leasehold improvements related thereto for consideration sufficient to ensure that such sale will have no negative financial impact to the Company or Company Bank. The Company agrees to consult with Buyer prior to entering into an agreement for such sale.

ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the shareholders of the Company present and voting at the Company Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All regulatory approvals required to consummate the transactions contemplated hereby, including the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition, it being understood that in the event that a regulatory approval requires the divestiture of one of the Company Bank’s branch offices as a condition to the approval, such divestitute shall not be considered a Burdensome Condition.

(c) No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) AMEX Listing. The shares of Buyer Common Stock issuable pursuant to this Agreement shall have been approved for listing on the AMEX, subject to official notice of issuance.

7.2 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of the Company. (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 3.1(c), and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

(b) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(c) Officer’s Certificate. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d) Third Party Consents. All consents or approvals of all Persons (other than Governmental Authorities) required for the consummation of the Merger and the Bank Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Tax Opinion Relating to the Merger. Buyer shall have received an opinion from Goodwin Procter LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Goodwin Procter LLP may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 4.1(c), and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

(b) Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect.

(c) Officer’s Certificate. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Buyer, to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(d) Tax Opinion Relating to the Merger. The Company shall have received an opinion from Thacher Proffitt & Wood LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Thacher Proffitt & Wood LLP may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

ARTICLE VIII - TERMINATION

8.1 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a) by the mutual consent of Buyer and the Company in a written instrument;

(b) by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standards set forth in Section 3.1(c) or 4.1(c), as applicable), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

(c) by Buyer or the Company, in the event that the Merger is not consummated by June 30, 2008, except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by Buyer or the Company, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

(e) by Buyer or the Company, if the approval of the Company’s shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company’s shareholders or at any adjournment or postponement thereof;

(f) by Buyer, if (i) the Company Board (A) modifies, qualifies, withholds or withdraws the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation, (B) breaches its obligations to call, give notice of and commence the Company Meeting under Section 5.3(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by Buyer, (E) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested to do so by Buyer, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach by the Company of Section 6.6; or

(g) by the Company, in connection with entering into a definitive agreement to effect a Superior Proposal after making a Company Subsequent Determination in accordance with Section 6.6(e).

8.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.4, 6.14 and 9.4 and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g), the Company shall pay to Buyer an amount equal $2,900,000 (the “Termination Fee”).

(c) In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(e) or Section 8.1(c) due to the failure to obtain the approval of the Company’s shareholders required for the consummation of the Merger, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board prior to the date specified in Section 8.1(c) or prior to the Company Meeting and (ii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee.

(d) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(b) and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.1(b) and (ii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee.

(e) Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two (2) Business Days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this Agreement by the Company pursuant to Section 8.1(g), in which case, the Termination Fee shall be payable concurrently with such termination. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer. No payment of the Termination Fee under this Section 8.2 shall limit in any respect any rights or remedies available to Buyer relating to any breach or failure of the Company to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Termination Fee under this Section 8.2.

(f) Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

ARTICLE IX - MISCELLANEOUS

9.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties set forth herein relating to the delivery of the Exchange Fund.

9.2 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine are authorized or obligated to close.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance generally affecting the industry in which Buyer operates or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; and (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance generally affecting the industry in which the Company operates or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; and (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of July 19, 2007, by and between Buyer and the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, applicable state securities authorities, the SEC, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Regulatory Approvals” shall mean (a) the approval (or waiver) of the FRB, (b) the OCC, (c) FDIC and (d) the approval of the Maine Superintendent of Banks.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least twenty percent (20%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one of more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

“409A Plan” shall have the meaning set forth in Section 3.14(i).

“Acquisition Proposal” shall have the meaning set forth in Section 6.6(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.6(a).

“Advisory Board” shall have the meaning set forth in Section 1.8.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“AMEX” shall have the meaning set forth in Section 2.3.

“Bank Merger” shall have the meaning set forth in the preamble to this Agreement.

“Bank Merger Agreement” shall have the meaning set forth in the preamble to this Agreement.

“BHCA” shall have the meaning set forth in Section 3.2.

“Burdensome Conditions” shall have the meaning set forth in Section 6.10.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer 2006 Form 10-K” shall have the meaning set forth in Section 4.10(a).

“Buyer Bank” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Board” shall have the meaning set forth in Section 4.5.

“Buyer Common Stock” shall have the meaning set forth in Section 2.1(a).

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.1(b).

“Buyer Representatives” shall have the meaning set forth in Section 6.5(a).

“Buyer SEC Documents” shall have the meaning set forth in Section 4.10(a).

“Cash Consideration” shall have the meaning set forth in Section 2.1(c).

“Cash Election” shall have the meaning set forth in Section 2.4(a).

“Cash Election Shares” shall have the meaning set forth in Section 2.4(a).

“Certificate” shall have the meaning set forth in Section 2.2.

“Classified Loans” shall have the meaning set forth in Section 3.23(b).

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company 2006 Form 10-K” shall have the meaning set forth in Section 3.11(a).

“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).

“Company Bank” shall have the meaning set forth in the preamble to this Agreement.

“Company Board” shall have the meaning set forth in Section 3.6.

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1(b).

“Company Employees” shall have the meaning set forth in Section 6.12(a).

“Company Intellectual Property” shall have the meaning set forth in Section 3.18.

“Company Material Contract” shall have the meaning set forth in Section 3.19(a).

“Company Meeting” shall have the meaning set forth in Section 6.2(a).

“Company Recommendation” shall have the meaning set forth in Section 6.2(c).

“Company Representatives” shall have the meaning set forth in Section 6.6(a).

“Company SEC Documents” shall have the meaning set forth in Section 3.11(a).

“Company Subsequent Determination” shall have the meaning set forth in Section 6.6(e).

“Derivative Transactions” shall have the meaning set forth in Section 3.26.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Election Deadline” shall have the meaning set forth in Section 2.4(b).

“Election Form” shall have the meaning set forth in Section 2.4(a).

“Employee Program” shall have the meaning set forth in Section 3.14(j)(i).

“Environment” shall have the meaning set forth in Section 3.17(g).

“ERISA” shall have the meaning set forth in Section 3.14(c).

“ERISA Affiliate” shall have the meaning set forth in Section 3.14(j)(iii).

“Exchange Agent” shall have the meaning set forth in Section 2.4(a).

“Exchange Fund” shall have the meaning set forth in Section 2.5(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(c).

“FACTA” shall have the meaning set forth in Section 3.29.

“FDIA” shall have the meaning set forth in Section 3.28.

“FDIC” shall have the meaning set forth in Section 3.10(b).

“Finance Laws” shall have the meaning set forth in Section 3.9(d).

“Financial Advisor” shall have the meaning set forth in Section 3.31.

“FRB” shall have the meaning set forth in Section 3.2.

“Hazardous Material” shall have the meaning set forth in Section 3.17(g).

“Indemnified Parties” shall have the meaning set forth in Section 6.11(a).

“IRS” shall have the meaning set forth in Section 3.13(b).

“Liens” shall have the meaning set forth in Section 3.4(a).

“Loan Property” shall have the meaning set forth in Section 3.17(g).

“Loans” shall have the meaning set forth in Section 3.23(a).

“Mailing Date” shall have the meaning set forth in Section 2.4(a).

“maintains” shall have the meaning set forth in Section 3.14(j)(ii).

“MBCA” shall have the meaning set forth in Section 1.1.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Multiemployer Plan” shall have the meaning set forth in Section 3.14(j)(iv).

“New Bank” shall have the meaning set forth in Section 1.10.

“New Certificates” shall have the meaning set forth in Section 2.5(a).

“Non-Election” shall have the meaning set forth in Section 2.4(a).

“Non-Election Shares” shall have the meaning set forth in Section 2.4(a).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.6(e).

“OCC” shall mean the meaning set forth in Section 4.10(c).

“Oil” shall have the meaning set forth in Section 3.17(g).

“Owned Property” shall have the meaning set forth in Section 3.17(a).

“Participation Facility” shall have the meaning set forth in Section 3.17(g).

“Premium Limit” shall have the meaning set forth in Section 6.11(b).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.3(a).

“Registration Statement” shall have the meaning set forth in Section 6.3(a).

“Sarbanes-Oxley” shall have the meaning set forth in Section 3.11(b).

“SEC” shall have the meaning set forth in Section 3.11(a).

“Shortfall Number” shall have the meaning set forth in Section 2.4(c)(ii).

“Stock Consideration” shall have the meaning set forth in Section 2.1(c).

“Stock Conversion Number” shall have the meaning set forth in Section 2.4(a).

“Stock Election” shall have the meaning set forth in Section 2.4(a).

“Stock Election Number” shall have the meaning set forth in Section 2.4(a).

“Stock Election Shares” shall have the meaning set forth in Section 2.4(a).

“Superior Proposal” shall have the meaning set forth in Section 6.6(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Laws” shall have the meaning set forth in Section 3.21.

“Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Trust Business” shall have the meaning set forth in Section 3.24.

“USA PATRIOT Act” shall have the meaning set forth in Section 3.29.

“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Voting Agreement Shareholders” shall have the meaning set forth in the recitals to this Agreement.

9.3 Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of the Company without obtaining such approval.

9.4 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company.

9.5 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer:

Camden National Corporation
2 Elm Street
Camden, Maine 04843
Attention:	Robert W. Daigle
President and Chief Executive Officer
Facsimile:	(207) 236-7889

With copies to:

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attention:	William P. Mayer, Esq.
Suzanne D. Lecaroz, Esq.
Facsimile:	(617) 523-1231

If to the Company, to:

Union Bankshares Company
66 Main Street
Ellsworth, Maine 04605
Attention:	Peter A. Blyberg
President and Chief Executive Officer
Facsimile:	(207) 667-2865

With a copy to:

Thacher Proffitt & Wood LLP
1700 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Attention:	Richard A. Schaberg, Esq.
Facsimile:	(202) 626-1930

9.6 Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.7 Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

9.8 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.10 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maine, without regard to the conflict of law principles thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CAMDEN NATIONAL CORPORATION

By:	/s/ Robert W. Daigle
Name:	Robert W. Daigle
Title:	President and Chief Executive Officer

UNION BANKSHARES COMPANY

By:	/s/ Peter A. Blyberg
Name:	Peter A. Blyberg
Title:	President and Chief Executive Officer

INDEX OF SCHEDULES

Company Disclosure Schedule:

Schedule 3.2	Organization, Standing and Authority
Schedule 3.3	Capitalization
Schedule 3.4	Subsidiaries
Schedule 3.7	Non-Contravention
Schedule 3.11	SEC Documents; Financial Reports; and Regulatory Reports
Schedule 3.13	Taxes and Tax Returns
Schedule 3.14	Employee Benefit Plans
Schedule 3.16	Insurance
Schedule 3.17	Environmental Matters
Schedule 3.19	Material Agreements; Defaults
Schedule 3.20	Property and Leases
Schedule 3.23	Loans; Nonperforming and Classified Assets
Schedule 3.30	Transactions with Affiliates
Schedule 5.1	Company Forbearances

Buyer Disclosure Schedule:

Schedule 4.6	Non-Contravention
Schedule 4.9	Litigation
Schedule 5.2(a)	Buyer Forbearances

Other:

Schedule 6.12(c)	Severance Guidelines
Schedule 6.12(d)	Change in Control Agreements

EXHIBIT A

BANK MERGER AGREEMENT

AND PLAN OF MERGER

BANK MERGER AGREEMENT AND PLAN OF MERGER, dated as of                     , 2007 (the “Bank Merger Agreement”), pursuant to Section 215a of the National Bank Act (the “NBA”) and Title 9-B of the Maine Revised Statutes (“MRS”), by and between Camden National Bank, a national banking association (“Buyer Bank”) headquartered in Camden, Maine and Union Trust Company, a Maine chartered financial institution headquartered in Ellsworth, Maine (“Company Bank”).

WHEREAS, Camden National Corporation (“Buyer”), the parent company of Buyer Bank, and Union Bankshares Company (the “Company”), the parent company of Company Bank, have entered into an Agreement and Plan of Merger, dated as of August 13, 2007, as such agreement may be subsequently amended or modified (the “Agreement and Plan of Merger”), providing for the merger of the Company with and into Buyer (the “Merger”);

WHEREAS, in connection with the Agreement and Plan of Merger, this Bank Merger Agreement provides for the merger (the “Bank Merger”) of Company Bank with and into Buyer Bank in accordance with Section 215a of the NBA and Title 9-B of the MRS, promptly following the consummation of the Merger;

WHEREAS, more than a majority of each of the respective Boards of Company Bank and Buyer Bank have voted to approve this Bank Merger Agreement;

WHEREAS, Buyer, as sole stockholder of Buyer Bank, and the Company, as sole stockholder of Company Bank, have voted to approve this Bank Merger Agreement; and

WHEREAS, there are no dissenting shareholders with respect to the Bank Merger Agreement and the Bank Merger;

NOW, THEREFORE, Buyer Bank and Company Bank hereby agree as follows:

ARTICLE X -

THE BANK MERGER

10.1 The Bank Merger. The constituent corporations to the Bank Merger shall be Buyer Bank and Company Bank. Subject to the terms and conditions of this Bank Merger Agreement, in accordance with Section 215a of the NBA and (to the extent applicable) Title 9-B of the MRS, each as in effect at the Effective Time (as defined in Section 1.02 hereof), Company Bank shall merge with and into Buyer Bank. Buyer Bank shall be the receiving association (sometimes referred to herein as the “Receiving Association”) of the Bank Merger and shall continue its corporate existence as a national banking association under the NBA following consummation of the Bank Merger. Upon consummation of the Bank Merger, the separate corporate existence of Company Bank shall cease.

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10.2 Effective Time. The term “Effective Time” shall be the date and time when the Bank Merger becomes effective. The Bank Merger shall become effective on the date that is specified in the approval of the Bank Merger to be issued by the Office of the Comptroller of the Currency (the “OCC”). The certificate, if any, with respect to the effectiveness of the Bank Merger that may be issued by the Maine Superintendent of Financial Institutions (the “Superintendent”) will reflect an effective date and time of the Bank Merger consistent with the Effective Time designated by the OCC.

10.3 Effects of the Bank Merger. At and after the Effective Time, the Bank Merger shall have the effects provided herein and set forth in the applicable provisions of the NBA. Without limiting the generality of the foregoing and subject thereto, all the assets, property, rights, privileges, powers and franchises of Company Bank and Buyer Bank shall vest in Buyer Bank as the Receiving Association, and all debts, liabilities (including deposit liabilities), obligations, restrictions, disabilities and duties of Company Bank and Buyer Bank shall become the debts, liabilities (including deposit liabilities), obligations, restrictions, disabilities and duties of Buyer Bank as the Receiving Association. Notwithstanding the foregoing, at and after the Effective Time, the former offices of Company Bank located in Hancock and Washington counties shall be operated by the Receiving Association as a separate division under the name “Union Trust, a division of Camden National Bank.” The former offices of Company Bank located within Buyer Bank’s existing footprint will be operated under the name “Camden National Bank.”

10.4 Articles of Association. At the Effective Time, the Articles of Association of Buyer Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Association of Buyer Bank as the Receiving Association, until thereafter amended in accordance with applicable law and such Articles of Association.

10.5 By-Laws. At the Effective Time, the By-Laws of Buyer Bank, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Receiving Association until thereafter amended in accordance with applicable law, the Articles of Association of the Receiving Association and such By-Laws.

10.6 Name. At the Effective Time, the name of the Receiving Association shall be “Camden National Bank” until thereafter changed in accordance with applicable law and the Articles of Association of the Receiving Association.

10.7 Capital Stock. Unless otherwise determined by Buyer Bank prior to the Effective Time by delivery to Company Bank of an addendum to this Bank Merger Agreement, from and after the Effective Time, the total number of shares and the par value of each class of stock that the Receiving Association shall be authorized to issue shall be [            ] shares of common stock, par value $5.00 per share until thereafter amended in accordance with applicable law and the Articles of Association of the Receiving Association. The Receiving Association at the Effective Time will have no authorized class of preferred stock.

10.8 Directors. At the Effective Time, the initial directors of the Receiving Association shall be the directors of Buyer Bank immediately prior to the Effective Time. In addition, the number of persons constituting the Board of Directors of the Receiving Association

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shall be increased by two members. Two individuals, one of whom shall be Peter A. Blyberg, and the other individual to be selected by Buyer Bank and agreed to by Company Bank shall be appointed to the Board of Directors of the Receiving Association and Peter A. Blyberg shall be appointed Vice Chairman of the Board of Directors of the Receiving Association. The name, address and occupation of each director of the Receiving Association at the Effective Time is set forth in Exhibit A attached hereto. Each such director of the Receiving Association is to hold office in accordance with the Articles of Association and By-Laws of the Receiving Association until their respective successors are duly elected or appointed and qualified.

10.9 Officers. The officers of Buyer Bank immediately prior to the Effective Time shall become the officers of the Receiving Association. The name and title of each executive officer of the Receiving Association at the Effective Time is also set forth on Exhibit A attached hereto. Each such executive officer of the Receiving Association is to hold office in accordance with the Articles of Association and By-Laws of the Receiving Association until their respective successors are duly elected or appointed and qualified.

10.10 Main Office and Branches. At the Effective Time the location of the main office of the Receiving Association will be 2 Elm Street, Camden, Maine and the location and name of its branches and facilities will be those listed in Exhibit B attached hereto.

ARTICLE XI -

CANCELLATION OF SHARES

Each share of common stock, par value $1.00 per share, of Company Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled.

ARTICLE XII -

REPRESENTATIONS

Each of Buyer Bank and Company Bank represents that this Bank Merger Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

ARTICLE XIII -

CONDITIONS TO CLOSING

Consummation of the Bank Merger contemplated hereunder is conditioned upon the satisfaction of all conditions set forth below:

(a)	that the Merger between Buyer and the Company shall have been consummated;

(b)	that all representations of Buyer Bank and Company Bank remain true, or any breach thereof has been cured in accordance with Article V (ii) herein;

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(c)	that all approvals required for the consummation of the Bank Merger from the OCC shall have been obtained;

(d)	that all approvals, if any, required for the consummation of the Bank Merger from the Superintendent shall have been obtained and that modifications, if any, to the terms and conditions of this Bank Merger Agreement prescribed by the Superintendent shall have been made.

ARTICLE XIV -

TERMINATION

This Bank Merger Agreement may be terminated and the Bank Merger and the other transactions contemplated by the Bank Merger Agreement may be abandoned at any time prior to the Effective Time:

(a)	by mutual consent of Buyer Bank and Company Bank;

(b)	by either Buyer Bank or Company Bank for a material breach on the part of the other party of any representation, warranty or covenant contained in the Bank Merger Agreement that (a) is not cured within 30 days after the giving of written notice to the breaching party of such breach or (b) by its nature cannot be cured prior to the Effective Time; and

(c)	by either Buyer Bank or Company Bank if an approval of either of the OCC or the Superintendent required for consummation of the Bank Merger is denied by final, nonappealable action of the OCC or the Superintendent, as the case may be, or if any governmental entity of competent jurisdiction has issued a final, nonappealable order enjoining or otherwise prohibiting the consummation of the Bank Merger.

[Signature Page Follows]

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IN WITNESS WHEREOF, Buyer Bank and Company Bank have each caused this Bank Merger Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

Attest:	CAMDEN NATIONAL BANK

By:
	Name:	Gregory A. Dufour
	Title:	President

Attest:	UNION TRUST COMPANY

By:
	Name:	Peter A. Blyberg
	Title:	President and Chief Executive Officer

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EXHIBIT A

Directors and Executive Officers

of Receiving Association

A-1

EXHIBIT B

List of Main Office,

Branches and Facilities of Receiving Association

B-1

EXHIBIT B

                    , 2007

Camden National Corporation

2 Elm Street

Camden, Maine 04843

Ladies and Gentlemen:

I have been advised that as of the date of this letter, I may be deemed to be an “affiliate” of Union Bankshares Company, a Maine corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of August 13, 2007 (the “Merger Agreement”), by and between the Company and Camden National Corporation, a Maine corporation (“Buyer”), the Company will be merged with and into Buyer (the “Merger”). As a result of the Merger, I may receive shares of common stock, no par value, of Buyer (“Buyer Common Stock”) in exchange for shares of common stock, par value $12.50 per share, of the Company (“Company Common Stock”) owned by me.

Accordingly, I hereby represent, warrant and covenant to Buyer that in the event I receive any shares of Buyer Common Stock as a result of the Merger:

A.	I shall not make any sale, transfer or other disposition of any shares of Buyer Common Stock in violation of the Act or the Rules and Regulations.

B.	I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of shares of Buyer Common Stock to the extent I believe necessary with my counsel or counsel for the Company.

C.	I have been advised that the issuance of the shares of Buyer Common Stock to me pursuant to the Merger will be registered with the Commission under the Act pursuant to a registration statement on Form S-4. However, I have also been advised that, because at the time the Merger will be submitted for a vote of the shareholders of the Company, I may be deemed to be an affiliate of the Company and the resale by me of the shares of Buyer Common Stock will not be registered under the Act, I may not sell, transfer or otherwise dispose of any shares of Buyer Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition is subject to an effective registration statement and to the availability of a prospectus under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated under the Act, (iii) a “no action” letter has been obtained on my behalf from the staff of the Commission indicating that it will not recommend enforcement action to the Commission if such sale, transfer or other disposition is not subject to an effective registration statement and to the availability of a prospectus under the Act, or (iv) Buyer has received the written opinion of counsel, which opinion and counsel shall be reasonably acceptable to Buyer, that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

Camden National Corporation

August 13, 2007

D.	I understand that Buyer is under no obligation to register any sale, transfer or other disposition of shares of Buyer Common Stock received in the Merger by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

E.	I also understand that stop transfer instructions will be given to Buyer’s transfer agent with respect to all shares of Buyer Common Stock issued to me in the Merger and that there will be placed on the certificates for such shares of Buyer Common Stock issued to me, or any substitutions therefor, a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES, AND MAY ONLY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION.”

F.	I further understand that unless the transfer by me of my shares of Buyer Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 promulgated under the Act, Buyer reserves the right to place a legend on the certificates issued to my transferee in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER SAID ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT.”

G.	I have set forth below the exact numbers of shares of Company Common Stock which I own of record only, beneficially only and of record and beneficially. I represent and warrant to Buyer that I am the record holder of all shares of Company Common Stock that I beneficially own, except for shares of Company Common Stock that are held in “street name” for my benefit.

Camden National Corporation

August 13, 2007

H.	My ownership of the shares of Company Common Stock indicated below is free and clear of any security interest, lien, encumbrance, charge, equity, claim or restriction whatsoever, except as set forth below and as may be imposed by reason of the Act or the Rules and Regulations.

It is understood and agreed that the legends and stop orders referred to above will be removed upon my request and compliance with such procedures as Buyer or its transfer agent may require, if Buyer has received (i) reasonably satisfactory written evidence that the shares of Buyer Common Stock represented by any such certificate have been sold in compliance with Rule 145(d) promulgated under the Act, or (ii) a written opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Buyer, or a “no action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 promulgated under the Act no longer apply to me.

Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

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Camden National Corporation

August 13, 2007

This letter shall terminate upon such date and time, if any, as the Merger Agreement shall be terminated pursuant to Article VIII thereof.

Very truly yours,

[Name of the Company Shareholder]

Company Common Stock Owned of Record Only:

Company Common Stock Owned Beneficially Only:

Company Common Stock Owned Beneficially and of Record:

Camden National Corporation

August 13, 2007

Accepted this 13th day of August, 2007:

CAMDEN NATIONAL CORPORATION

By:
Name:	Robert W. Daigle
Title:	President and Chief Executive Officer